Deutsche Bank
Aktiengesellschaft

Date:	June 30, 2005

To:	MagnaChip Semiconductor S.A.

Attention:	Swaps Documentation Department
Facsimile no.:	82 2 3459 3689

Our Reference:	Global No. N397355N

Re:	Interest Rate Swap Transaction

Ladies and Gentlemen:

The purpose of this letter agreement is to set forth the terms and conditions of the Transaction entered into between Deutsche Bank AG (“DBAG”) and MagnaChip Semiconductor S.A. (“Counterparty”) on the Trade Date specified below (the “Transaction”). This letter agreement constitutes a “Confirmation” as referred to in the Agreement specified below.

The definitions and provisions contained in the 2000 ISDA Definitions (the “Definitions”) as published by the International Swaps and Derivatives Association, Inc. are incorporated by reference herein. In the event of any inconsistency between the Definitions and this Confirmation, this Confirmation will govern.

For the purpose of this Confirmation, all references in the Definitions or the Agreement to a “Swap Transaction” shall be deemed to be references to this Transaction.

1. This Confirmation evidences a complete and binding agreement between DBAG (“Party A”) and Counterparty (“Party B”) as to the terms of the Transaction to which this Confirmation relates. In addition, Party A and Party B agree to use all reasonable efforts to negotiate, execute and deliver an agreement in the form of the ISDA 2002 Master Agreement with such modifications as Party A and Party B will in good faith agree (the “ISDA Form” or the “Agreement”). Upon execution by the parties of such Agreement, this Confirmation will supplement, form a part of and be subject to the Agreement. All provisions contained or incorporated by reference in such Agreement upon its execution shall govern this Confirmation except as expressly modified below. Until Party A and Party B execute and deliver the Agreement, this Confirmation, together with all other documents referring to the ISDA Form (each a “Confirmation”) confirming Transactions (each a “Transaction”) entered into between us (notwithstanding anything to the contrary in a Confirmation) shall supplement, form a part of, and be subject to an agreement in the form of the ISDA Form as if Party A and Party B had executed an agreement on the Trade Date of the first such Transaction between us in such form, with the Schedule thereto (i) specifying only that (a) the governing law is English law, provided, that such choice of law shall be superseded by any choice of law provision specified in the Agreement upon its execution, and (b) the Termination Currency is U.S. Dollars and (ii) incorporating the addition to the definition of “Indemnifiable Tax” contained in (page 49 of) the ISDA “User’s Guide to the 2002 ISDA Master Agreements”.

2. The terms of the particular Transaction to which this Confirmation relates are as follows:

Notional Amount:	USD 300,000,000.00
Trade Date:	June 23, 2005

Effective Date:	June 27, 2005

Termination Date:	June 15, 2008

Fixed Amounts:

Fixed Rate Payer:	Counterparty

Fixed Rate Payer Period End Dates:	The 15th day of March, June, September and December of each year, commencing September 15, 2005, through and including the Termination Date with No Adjustment

Fixed Rate Payer Payment Dates:	The 15th day of March, June, September and December of each year, commencing September 15, 2005, through and including the Termination Date

Fixed Rate:	4.09%

Fixed Rate Day Count Fraction:	30/360

Fixed Rate Payer Business Days:	New York

Fixed Rate Payer Business Day Convention:	Modified Following

Floating Amounts:

Floating Rate Payer:	DBAG

Floating Rate Payer Period End Dates:	The 15th day of March, June, September and December of each year, commencing September 15, 2005, through and including the Termination Date with No Adjustment

Floating Rate Payer Payment Dates:	The 15th day of March, June, September and December of each year, commencing September 15, 2005, through and including the Termination Date

Floating Rate for initial Calculation Period:	3.41%

Floating Rate Option:	USD-LIBOR-BBA

Designated Maturity:	Three months

Spread:	None

Floating Rate Day Count Fraction:	30/360

Reset Dates:	The first Floating Rate Payer Business Day of each Calculation Period or Compounding Period, if Compounding is applicable.

Compounding:	Inapplicable

Floating Rate Payer Business Days:	New York

Floating Rate Payer Business Day Convention:	Modified Following

3. Other Provisions

The “Cross Default” provisions of Section 5(a)(vi) of the ISDA Form will apply to Party B.

Each of the following shall constitute an Additional Termination Event:

A. Party B’s obligations to Party A under this Agreement:

(i) cease to be secured pursuant to the Security Documents (as such term is defined in the Credit Agreement); or

(ii) cease to be equally and ratably secured with Party B’s obligations to the Lender (as such term is defined in the Credit Agreement) under the Credit Agreement pursuant to the relevant Security Documents; or

(iii) cease to be guaranteed pursuant to the Guarantees (as such term is defined in the Credit Agreement) at any time for any reason.

B. Any collateral under the Security Documents is released at any time when Party A, or an Affiliate of Party A, is not a party to the Credit Agreement, unless Party A shall have consented in writing prior to such release (such consent not to be unreasonably withheld).

For the purpose of the foregoing Termination Events, the Affected Party shall be Party B.

As used herein and throughout this Agreement, “Credit Agreement” means that U.S. $100,000,000 Credit Agreement dated as of December 23, 2004, among MagnaChip Semiconductor S.A. and MagnaChip Semiconductor Finance Company as Borrowers, MagnaChip Semiconductor LLC and The Other Guarantors Party Hereto, as Guarantors, The Lenders Party Hereto, UBS Securities LLC as Arranger, Bookmanager, Documentation Agent and Syndication Agent, and Korea Exchange Bank, as Issuing Bank and UBS AG, Stamford Branch, as Administrative Agent and Collateral Agent, and UBS Loan Finance LLC, as Swingline Lender, as may be amended and supplemented from time to time.

4. Set-Off

Upon the designation of any Early Termination Date, the party that is not the Defaulting Party or Affected Party (“X”) may, without prior notice to the Defaulting or Affected Party (“Y”), set off any sum or obligation (whether or not arising under this Agreement, whether matured or unmatured, whether or not contingent and irrespective of the currency, place of payment or booking office of the sum or obligation) owed by Y to X or any Affiliate of X (the “X Set Off Amount”) against any sum or obligation (whether or not arising under this Agreement, whether matured or unmatured, whether or not contingent and irrespective of the currency, place of payment or booking office of the sum or obligation) owed by X or any Affiliate of X to Y (the “Y Set Off Amount”). X will give notice to the other party of any set off effected under this Section 6(f).

For this purpose, either the X Set Off Amount or the Y Set Off Amount (or the relevant portion of such set off amounts) may be converted by X into the currency in which the other set off amount is denominated at the rate of exchange at which X would be able, acting in a reasonable manner and in good faith, to purchase the relevant amount of such currency.

If a sum or obligation is unascertained, X may in good faith estimate that obligation and set-off in respect of the estimate, subject to the relevant party accounting to the other when the obligation is ascertained.

Nothing in this Section 6(f) shall be effective to create a charge or other security interest. This Section 6(f) shall be without prejudice and in addition to any right of set-off, combination of accounts, lien or other rights to which any party is at any time otherwise entitled (whether by operation of law, contract or otherwise).

5. Account Details:

USD DBAG Payment Instructions:
Account With:	Deutsche Bank AG, New York
SWIFT Code:	DEUTUS33
Favor Of:	Deutsche Bank AG, New York
Account Number:	100440170004

USD Counterparty Payment Instructions:
PLEASE PROVIDE AT YOUR EARLIEST CONVENIENCE

6. Offices:

The Office of DBAG for this Transaction is New York.

The Office of Counterparty for this Transaction is Luxembourg.

7. Calculation Agent:

The party specified as such in the Agreement, or if not specified therein, DBAG.

8. Representations

Counterparty, if it is a nonresident alien individual, foreign corporation, foreign partnership, foreign trust, or foreign estate, represents that it is a foreign person for purposes of US Treasury regulations relating to information reporting and backup withholding.

Each party will be deemed to represent to the other party on the date on which it enters into this Transaction that (absent a written agreement between the parties that expressly imposes affirmative obligations to the contrary for this Transaction):

(i) Non-Reliance. It is acting for its own account, and it has made its own independent decisions to enter into this Transaction and as to whether this Transaction is appropriate or proper for it based upon its own judgement and upon advice from such advisers as it has deemed necessary. It is not relying on any communication (written or oral) of the other party as investment advice or as a recommendation to enter into this Transaction; it being understood that information and explanations related to the terms and conditions of this Transaction shall not be considered investment advice or a recommendation to enter into this Transaction. No communication (written or oral) received from the other party shall be deemed to be an assurance or guarantee as to the expected results of this Transaction.

(ii) Assessment and Understanding. It is capable of assessing the merits of and understanding (on its own behalf or through independent professional advice), and understands and accepts, the terms, conditions and risks of this Transaction. It is also capable of assuming, and assumes, the risks of this Transaction.

(iii) Status of Parties. The other party is not acting as a fiduciary for, or an adviser to it in respect of this Transaction.

9. Please confirm that the foregoing correctly sets forth the terms of our agreement by having an authorized officer sign this Confirmation and return it via facsimile or e-mail to:

Attention: Derivative Documentation

Telephone: 44 20 7547 4755

Facsimile: 44 20 7545 9761

E-mail: Derivative.Documentation@db.com

This message will be the only form of Confirmation dispatched by us. If you wish to exchange hard copy forms of this Confirmation, please contact us.

Yours sincerely, Deutsche Bank AG

By:
Name:	Gaby Bolton
Authorized Signatory

By:
Name:	Jamie Hunt
Authorized Signatory

Confirmed as of the date first written above: MagnaChip Semiconductor S.A.

By:
Name:	Robert Krakauer
Title:	CFO

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